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       AMERICAN TELESOURCE INTERNATIONAL INC. AND SUBSIDIARIES        Exhibit 11
                         COMPUTATION OF LOSS PER SHARE
                                 (In thousands)

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
                                                                      For the Year Ended
                                                         ---------------------------------------------
                                                         July 31, 1996   July 31, 1997   July 31, 1998
                                                         -------------   -------------   -------------
COMPUTATION OF BASIC LOSS PER SHARE
     Net loss                                            ($     2,205)   ($     4,695)   ($     5,094)
                                                         ============    ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES OF
     COMMON STOCK OUTSTANDING                                  19,928          26,807          41,093
                                                         ============    ============    ============

BASIC LOSS PER COMMON SHARE                              ($      0.11)   ($      0.18)   ($      0.12)
                                                         ============    ============    ============

COMPUTATION OF DILUTED LOSS PER SHARE
     Net loss                                            ($     2,205)   ($     4,695)   ($     5,094)
     Interest not incurred upon assumed conversion
       of convertible note                                          9               9               0
                                                         ------------    ------------    ------------
     Net loss applicable to common stockholders
       used for computation                              ($     2,196)   ($     4,686)   ($     5,094)
                                                         ============    ============    ============

     Weighted average number of shares of common
       stock outstanding                                       19,928          26,807          41,093

     Weighted average incremental shares outstanding
       upon assumed conversion of options and warrants            198           3,061          10,228

     Weighted average incremental shares outstanding
       upon assumed conversion of convertible note                200             200               0
                                                         ------------    ------------    ------------

WEIGHTED AVERAGE COMMON SHARES AND
     COMMON SHARE EQUIVALENTS USED FOR
     COMPUTATION                                               20,326          30,068          51,321
                                                         ============    ============    ============

DILUTED LOSS PER COMMON SHARE AND
     COMMON SHARE EQUIVALENT                             ($      0.11)   ($      0.16)   ($      0.10)
                                                         ============    ============    ============
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(a)    This calculation is submitted in accordance with Item 601(b)(11) of
       Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.